Exhibit 10.1

SNYDER’S-LANCE, INC.

2011 Annual Performance Incentive Plan for Officers

Purposes and Introduction
The 2011 Annual Performance Incentive Plan provides for Performance Awards under the Snyder’s-Lance, Inc. 2007 Key Employee Incentive Plan (the “Incentive Plan”).  Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Incentive Plan.

The primary purposes of the 2011 Annual Performance Incentive Plan for Officers (the “2011 Plan”) are to:
•
Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support Snyder’s-Lance, Inc. stated business strategy and to align participants’ interests with those of stockholders.

	•	Emphasize link between participants’ performance and rewards for meeting predetermined, specific goals.

	•	Focus participant’s attention on operational effectiveness from both an earnings and an investment perspective.

	•	Promote the performance orientation at Snyder’s-Lance, Inc. and communicate to employees that greater responsibility carries greater rewards.

For 2011, participants will be eligible to earn incentive awards based on the performance measures listed on Exhibit A hereto and defined as follows:
1
Net Revenue is defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2011 fiscal year, as audited and reported in the Company’s Form 10-K for the 2011 fiscal year.

2
Corporate Earnings Per Share (“EPS”) is defined as the fully diluted earnings per share, excluding special items, of the Company for the 2011 fiscal year, as audited and reported in the Company’s Form 10-K for the 2011 fiscal year.

3
Free Cash Flow is defined as the net cash flow from operating activities less capital expenditures, excluding special items, for the 2011 fiscal year as audited and reported in the Company’s Form 10-K for the 2011 fiscal year, excluding special items.

Certain executive officers have an additional performance condition based on pre-tax operating profit for 2011, as described further below. To achieve the maximum motivational impact, plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2011 Plan and the performance measures are approved by the Compensation Committee of the Board of Directors.

Each participant will be assigned a Target Incentive, stated as a percent of base salary. The Target Incentive Award, or a greater or lesser amount, will be earned at the end of the Plan Year based on the attainment of predetermined goals.

Base salary shall be the annual rate of base compensation for the Plan Year which is set no later than April of such Plan Year; provided that for any award intended to satisfy the Performance-Based Exception, base salary shall be the annual rate of base compensation for the Plan Year which is set no later than March 31 of such Plan Year.

Not later than 75 days after fiscal year-end, 100% of the awards earned will be payable to participants in cash.

Plan Year	The period over which performance will be measured is the Company’s 2011 fiscal year (the “Plan Year”).

Eligibility and Participation
Eligibility in the Plan is limited to Officers of Snyder’s-Lance, Inc. who are key to Snyder’s-Lance, Inc. success. The Compensation Committee of the Board of Directors will review and approve participants nominated by the Chief Executive Officer.  Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Snyder’s-Lance, Inc. or its affiliates.  Exhibit B includes the list of 2011 participants approved by the Compensation Committee at its February 7, 2011 meeting.

Target Incentives Awards
Each participant will be assigned a Target Incentive expressed as a percentage of his or her base salary.  Participants may be assigned Target Incentives by position, by salary level or based on other factors as determined by the Compensation Committee.

Target Incentives will be reevaluated at least every other year, if not annually.  If the job responsibility of a position changes during the year, or base salary is increased significantly, the Target Incentive shall be revised as appropriate.

Exhibit B lists the Target Incentive for each participant for the Plan Year.  Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing.  Final awards will be calculated by multiplying each participant’s Target Incentive by the appropriate percentage (based on performance for the year, as described below).

Performance Measures and Award Funding	The 2011 performance measures are on Exhibit A attached hereto.

	Threshold	Target	Maximum
Award Level Funded	0%	100%	200%

Percent of payout will be determined on a straight line basis from Threshold to Target and from Target to Maximum.  There will be no payout unless the Threshold for the applicable performance measure is reached.

The payout for the Net Revenue performance measure shall not exceed Target if the EPS performance measure does not equal or exceed its Threshold.

The performance measures will be communicated to each participant as soon as practicable after they have been established.  Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2011 and determined the performance level achieved.

Threshold, Target and Maximum levels will be defined at the beginning of each Plan Year for each performance measure.
The following definitions for the terms Maximum, Target and Threshold should help set the goals for each year, as well as evaluate the payouts:

	•	Maximum: Excellent; deserves an above-market incentive
	•	Target: Normal or expected performance; deserves market-level incentive
	•	Threshold: Lowest level of performance deserving payment above base salary; deserves below-market incentive
Individual Performance
Each participant will receive 40% of his or her Target Incentive Award based on Net Revenue, 40% of his or her Target Incentive Award based on EPS, excluding special items, and 20% of his or her Target Incentive Award based on Free Cash Flow, excluding special items.  Notwithstanding the foregoing, for each of Messrs. Warehime, Singer and Lee, the award to each such participant for 2011 shall be equal to      %,      % and      %, respectively, of pre-tax operating profit for 2011, excluding special items, subject to such discretionary reductions as may be made by the Compensation Committee.  In considering such reductions, the Committee may take into account the results based on the performance measures set forth on Exhibit A.  For this purpose, “pre-tax operating profit” means the Company’s Net Revenue less total cost of goods and operating expenses.

Form and Timing of Payments
Final award payments will be made in cash as soon as practicable after award amounts are approved by the Compensation Committee of the Board of Directors, but not more than 75 days after the end of the Company’s 2011 fiscal year.  All awards will be rounded to the nearest $100.

Change in Status	An employee hired into an eligible position during the Plan Year may participate in the Plan for the balance of the Plan Year on a pro rata basis.

Certain Terminations of Employment
In the event a participant voluntarily terminates employment (other than Retirement) or is terminated involuntarily during the Plan Year, any Award will be forfeited.  In the event of death, Disability or Retirement during the Plan Year, the Award will be paid on a pro rata basis based on the actual performance determined after the end of the Plan Year.  In the event of any termination of employment after the end of the Plan Year (including death, Disability, Retirement, voluntary termination or involuntary termination for any reason), any Award will be determined based on actual performance and paid at the same time as Awards are paid to all other participants.

“Retirement” is defined under the Incentive Plan to mean the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

Change In Control
In the event of a Change in Control (which will occur only in the event of the closing of the relevant transaction), pro rata payouts will be made at target for the year-to-date, based on the number of days in the Plan Year preceding the closing of the Change in Control transaction.  Payouts will be made within 30 days after the relevant transaction has been completed.

Withholding	The Company shall withhold from award payments any Federal, foreign, state or local income or other taxes required to be withheld.

Communications
Progress reports should be made to participants quarterly showing the year-to-date performance results and the percentage of Target Incentives that would be earned if results remain at that level for the entire year.

Executive Officers
Notwithstanding any provisions to the contrary above, participation, Target Incentive Awards and pro-rations for executive officers, including the Chief Executive Officer, shall be approved by the Compensation Committee.

Stockholder Approval	The 2011 Plan and the awards hereunder are made pursuant to the Incentive Plan, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on April 26, 2007.

Governance
The Compensation Committee of the Board of Directors of Snyder’s-Lance, Inc. is ultimately responsible for the administration and governance of the Plan.  Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures, performance objectives and final award determination.  The Committee may adjust any award due to extraordinary events such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, all as specified in Section 11(d) of the Incentive Plan; provided, however, that the Committee shall at all times be required to exercise this discretionary power in a manner, and subject to such limitations, as will permit all payments under the Plan to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, to continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.  In addition, under the Incentive Plan, the Committee retains the discretion to reduce any award amount from the amount otherwise determined under the applicable formula.  Subject to the foregoing, the decisions of the Committee shall be conclusive and binding on all participants.

Exhibit A

Performance Measures

Exhibit B

2011 Annual Performance Incentive Plan for Officers

		Award	Target
Name	Title	Percentage	Incentive